Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports

2018 Second-Quarter and Year-to-Date Financial Results

ARCHBOLD, OHIO, July 18, 2018, Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2018 second quarter and year-to-date June 30, 2018.

2018 Second Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	61 consecutive quarters of profitability

•	Total loans increased 5.1% to $831,015,000

•	Net interest income after provision for loan losses increased 11.7% to $9,878,000

•	Net income increased 27.6% to $4,114,000

•	Earnings per basic and diluted share increased 25.7% to $0.44

•	Return on average assets was 1.48%, up from 1.21%

•	Return on average equity was 12.08%, up from 9.96%

“Continued loan growth, stable asset quality, expansion in our net interest spread, and the benefits of tax reform continued to drive record profitability during the 2018 second quarter,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “Net income increased 27.6% to a quarterly record $4,114,000, while return on average equity was up 212 basis points compared to the same period last year. We are committed to returning our record results with our shareholders and recently increased our quarterly cash dividend by 7.7%, which represents the 19th consecutive annual increase in our dividend payment. In addition, we are investing in our business by expanding our geographic footprint through our branch growth plan and upgrading our branches to new modern layouts that better serve evolving customer preferences. During the second quarter, we upgraded our Waterville branch and will complete the upgrade to our Perrysburg branch by the end of the third quarter. Initial customer response to our new branch layout has been encouraging.”

Income Statement

Net income for the 2018 second quarter ended June 30, 2018, was $4,114,000, or $0.44 per basic and diluted share compared to $3,223,000, or $0.35 per basic and diluted share for the same period last year, which was adjusted for a two-for-one stock split paid in September 2017. The 27.6% improvement in net income for the 2018 second quarter was primarily due to an 11.7% increase in net interest income after provision for loan losses, partially offset by a 7.6% increase in noninterest expense. Net income for the 2018 first half was $7,881,000, or $0.85 per basic and diluted share compared to $6,062,000, or $0.66 per basic and diluted share for the first half of 2017. As a result of the Tax Cuts and Job Act, the Bank’s tax rate was lowered which benefitted earnings.

Loan Portfolio and Asset Quality

Total loans at June 30, 2018, increased 5.1% to $831,015,000, compared to $790,838,000 at June 30, 2017, and up 1.0% from $823,024,000 at December 31, 2017. The year-over-year improvement resulted primarily from an 4.3% increase in commercial real estate loans, a 25.4% increase in agricultural loans, a 14.5% increase in consumer loans, and an 8.8% increase in agricultural real estate.

The company’s provision for loan losses for the 2018 second quarter was $132,000, compared to $25,000 for the 2017 second quarter. Year-to-date, the provision for loan losses was $172,000, compared to $98,000 for the same period last year.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 751.5% at June 30, 2018, compared to 502.2% at June 30, 2017. Net charge-offs for the second quarter ended June 30, 2018, were $143,000, or 0.02% of average loans, compared to $17,000 or 0.00% of average loans, at June 30, 2017. Year-to-date, net charge-offs were $251,000, or 0.03% of average loans outstanding, compared to $24,000, or 0.00% of average loans outstanding for the same period last year.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $133,091,000 at June 30, 2018, compared to $129,667,000 at December 31, 2017, and $126,582,000 at June 30, 2017. On a per share basis, tangible stockholders’ equity at June 30, 2018, was $14.36, compared with $13.99 at December 31, 2017, and $13.70 at June 30, 2017. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At June 30, 2018, the company had a Tier 1 leverage ratio of 12.38%, compared to 11.96% at June 30, 2017.

For the 2018 second quarter, the company declared cash dividends of $0.14 per share, which represents a dividend payout ratio of 31.2% compared to 35.5% for the same period last year.

Mr. Siebenmorgen concluded, “I am pleased with the 5.1% increase in total loans over the past 12 months as a result of growth throughout much of our loan portfolio. Our pipeline of new loans remains strong and we continue to experience stable economic trends throughout our Western Ohio and Eastern Indiana communities. Tariffs on soybeans have impacted crop pricing, which has caused some of our customers to delay equipment and land purchases, but agricultural customer financial statements remain strong and we have not experienced a material decline in asset quality. Overall, I am encouraged by our financial and business outlook for the remainder of 2018 and expect 2018 will be another strong year for the company.”

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 25 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest Income
Loans, including fees	$10,521	$9,120	$20,623	$17,820
Debt securities:
U.S. Treasury and government agencies	612	623	1,235	1,265
Municipalities	289	300	570	615
Dividends	53	44	108	86
Federal funds sold and other	62	37	137	59

Total interest income	11,537	10,124	22,673	19,845
Interest Expense
Deposits	1,389	1,098	2,708	2,128
Federal funds purchased and securities sold under agreements to repurchase	118	118	242	231
Borrowed funds	20	37	40	73

Total interest expense	1,527	1,253	2,990	2,432

Net Interest Income—Before Provision for Loan Losses	10,010	8,871	19,683	17,413
Provision for Loan Losses	132	25	172	98

Net Interest Income After Provision
For Loan Losses	9,878	8,846	19,511	17,315
Noninterest Income
Customer service fees	1,465	1,330	2,931	2,811
Other service charges and fees	1,040	1,209	2,052	2,080
Net gain on sale of loans	301	218	433	419
Net gain on sale of available-for-sale securities	—	16	—	47

Total noninterest income	2,806	2,773	5,416	5,357
Noninterest Expense
Salaries and wages	3,225	3,137	6,535	6,138
Employee benefits	848	783	1,984	1,705
Net occupancy expense	441	374	828	787
Furniture and equipment	565	491	1,072	963
Data processing	305	308	636	619
Franchise taxes	228	225	467	450
ATM expense	333	292	645	597
Advertising	247	192	433	367
Net loss on sale of other assets owned	(1)	14	16	14
FDIC assessment	81	82	168	165
Mortgage servicing rights amortization	95	97	180	181
Other general and administrative	1,271	1,103	2,314	2,183

Total noninterest expense	7,638	7,098	15,278	14,169

Income Before Income Taxes	5,046	4,521	9,649	8,503
Income Taxes	932	1,298	1,768	2,441

Net Income	4,114	3,223	7,881	6,062

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	(344)	2,044	(2,815)	2,456
Reclassification adjustment for gain on sale of available-for-sale securities	—	(16)	—	(47)

Net unrealized gain (loss) on available-for-sale securities	(344)	2,028	(2,815)	2,409
Tax expense (benefit)	(72)	690	(591)	819

Other comprehensive income (loss)	(272)	1,338	(2,224)	1,590
Comprehensive Income	$3,842	$4,561	$5,657	$7,652

Earnings Per Share—Basic and Diluted (1)	$0.44	$0.35	$0.85	$0.66

Dividends Declared (1)	$0.14	$0.12	$0.27	$0.24

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and due from banks	$31,838	$33,480
Federal funds sold	726	987

Total cash and cash equivalents	32,564	34,467
Interest-bearing time deposits	4,019	4,018
Securities—available-for-sale	187,036	196,398
Other securities, at cost	3,717	3,717
Loans held for sale	913	1,221
Loans, net	824,226	816,156
Premises and equipment	21,957	21,726
Goodwill	4,074	4,074
Mortgage servicing rights	2,356	2,299
Other real estate owned	649	674
Bank owned life insurance	14,692	14,523
Other assets	9,129	7,736

Total Assets	$1,105,332	$1,107,009

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$200,067	$199,114
Interest-bearing
NOW accounts	311,185	298,711
Savings	238,167	233,949
Time	181,347	187,566

Total deposits	930,766	919,340
Federal Funds Purchased and securities sold under agreements to repurchase	23,898	39,495
Federal Home Loan Bank (FHLB) advances	5,000	5,000
Dividend payable	1,284	1,193
Accrued expenses and other liabilities	6,808	7,844

Total liabilities	967,756	972,872

Commitments and Contingencies
Stockholders’ Equity
Common stock—No par value 20,000,000 shares authorized; issued and outstanding 10,400,000 shares 3/31/18 and 12/31/17 (1)	11,842	11,546
Treasury stock—1,134,020 shares 3/31/18, 1,134,120 shares 12/31/17 (1)	(12,186)	(12,160)
Retained earnings	142,330	136,577
Accumulated other comprehensive loss	(4,410)	(1,826)

Total stockholders’ equity	137,576	134,137

Total Liabilities and Stockholders’ Equity	$1,105,332	$1,107,009

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
Selected financial data	2018	2017	2018	2017
Return on average assets	1.48%	1.21%	1.41%	1.14%
Return on average equity	12.08%	9.96%	11.64%	9.47%
Yield on earning assets	4.41%	4.11%	4.35%	4.05%
Cost of interest bearing liabilities	0.79%	0.68%	0.78%	0.66%
Net interest spread	3.62%	3.43%	3.57%	3.39%
Net interest margin	3.83%	3.61%	3.78%	3.56%
Efficiency	60.89%	60.27%	60.55%	61.53%
Dividend payout ratio	31.21%	35.49%	31.43%	36.24%
Tangible book value per share	$14.36	$13.70
Tier 1 capital to average assets	12.38%	11.96%

	June 30
Loans	2018	2017
(Dollar amounts in thousands)
Commercial real estate	$411,509	$394,649
Agricultural real estate	69,701	64,035
Consumer real estate	82,853	84,307
Commercial and industrial	116,351	122,950
Agricultural	104,830	83,614
Consumer	40,513	35,394
Industrial development bonds	6,071	6,617
Less: Net deferred loan fees and costs	(813)	(728)

Total loans	$831,015	$790,838

	June 30
Asset quality data	2018	2017
(Dollar amounts in thousands)
Nonaccrual loans	$903	$1,365
Troubled debt restructuring	$218	$662
90 day past due and accruing	$—	$—
Nonperforming loans	$903	$1,365
Other real estate owned	$649	$630
Non-performing assets	$1,552	$1,995

(Dollar amounts in thousands)
Allowance for loan and lease losses	$7,104	$7,077
Allowance for loan and lease losses/total loans	0.85%	0.89%
Net charge-offs:
Quarter-to-date	$143	$17
Year-to-date	$251	$24
Net charge-offs to average loans
Quarter-to-date	0.02%	0.00%
Year-to-date	0.03%	0.00%
Non-performing loans/total loans	0.11%	0.17%
Allowance for loan and lease losses/nonperforming loans	751.49%	502.23%

*	All stock related values reported for 2017 have been adjusted for a 2 for 1 stock spilt completed on September 20, 2017.